                                                                    EXHIBIT 13.2


                             WASHINGTON, D.C. 20429


                                    FORM 10-Q


             QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                    FOR QUARTERLY PERIOD ENDED MARCH 31, 2003


                    FDIC INSURANCE CERTIFICATE NUMBER 26919-1


                               THE COMMUNITY BANK
                (Exact name of bank as specified in its charter)

                                 NORTH CAROLINA
         (State or other jurisdiction of incorporation or organization)


                                   56-1496834
                      (IRS Employer Identification Number)


         616 SOUTH KEY STREET, PILOT MOUNTAIN, NC              27041
         (Address of principal executive offices)           (Zip Code)


                                 (336) 368-9026
                  (Bank's telephone number including area code)


Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                   YES X NO __

         Indicate by check mark whether the bank is an accelerated filer
                 (as defined in Rule 12b-2 of the Exchange Act).

                                   YES __ NO X


 The number of shares outstanding of each of the Bank's classes of common stock, as of the latest practicable date were:

                      CLASS: COMMON STOCK - $2.50 PAR VALUE

                OUTSTANDING AT MARCH 31, 2003 - 1,597,863 SHARES

                               THE COMMUNITY BANK

                 FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2003

                                TABLE OF CONTENTS

                                     PART I

                                                                           Page
                                                                           ----
Item 1.  Financial Statements..........................................      3
         Notes to the Financial Statements.............................      8
Item 2.  Managements Discussion & Analysis.............................     13
Item 3.  Quantitative and Qualitative Disclosures about Market Risk....     17
Item 4.  Controls and Procedures.......................................     17


                            PART II

Item 1.  Legal Proceedings.............................................     18
Item 2.  Changes in Securities and Use of Proceeds.....................     18
Item 3.  Defaults Upon Senior Securities...............................     18
Item 4.  Submission of Matters to a Vote of Securities Holders.........     18
Item 5.  Other Information.............................................     18
Item 6.  Exhibits and Reports on 8-K...................................     19






Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying works such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions of judgments of the Bank and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Bank's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.

PART 1. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                               THE COMMUNITY BANK

                                 BALANCE SHEETS

                                                March 31,     December 31,     March 31,
                                                  2003            2002            2002
                                                Unaudited       Audited*        Unaudited
                                              ------------    ------------    ------------
ASSETS:

Cash & due from banks                         $  8,721,905    $  6,759,497    $  6,983,364
Interest earning deposits in banks                  77,725          32,901       2,220,623
Investment securities                           67,237,838      67,267,421      62,530,030

Loans                                          161,640,505     159,357,647     149,116,219
Less:  Allowance for loan losses                 4,945,042       4,890,516       4,448,833
                                              ------------    ------------    ------------

    Net loans                                  156,695,463     154,467,131     144,667,386

Bank premises & equipment, net                   6,315,938       6,432,945       6,311,865
Interest receivable                              1,560,741       1,460,676       1,757,191
Other assets                                     2,638,773       2,489,653       2,134,507
                                              ------------    ------------    ------------

    Total assets                              $243,248,383    $238,910,224    $226,604,966
                                              ============    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
    Non-interest-bearing demand               $ 29,739,537    $ 28,855,666    $ 29,389,239
    NOW & money market                          38,842,921      37,538,810      36,835,336
    Savings                                     13,394,105      13,132,411      11,733,781
    Large denomination certificates of
      deposit                                   39,385,321      38,802,750      38,614,106
    Other certificates of deposits              82,059,890      82,631,592      79,100,109
                                              ------------    ------------    ------------

    Total deposits                             203,421,774     200,961,229     195,672,571

Borrowed funds                                   4,685,000       4,490,000               0
Repurchase agreements                            7,785,455       7,236,156       7,511,982
Accrued interest payable                           400,678         428,951         508,158
Other liabilities                                2,499,796       1,665,967       2,104,690
                                              ------------    ------------    ------------

    Total liabilities                          218,792,703     214,782,303     205,797,401
                                              ------------    ------------    ------------

Commitments and Contingencies (Note 7)

Stockholders' equity:

Common Stock, $2.50 par value,
   4,000,000 shares authorized; 1,597,863,
   1,592,523 and 1,588,784 issued and
   outstanding at March 31, 2003,
   December 31, 2002 and
   March 31, 2002, respectively                  3,994,658       3,981,308       3,971,960
Surplus                                          8,962,874       8,877,495       8,815,600
Undivided profits                               11,232,165      11,010,487       7,947,043
Accumulated other comprehensive income             265,983         258,631          72,962
                                              ------------    ------------    ------------

    Total stockholders' equity                  24,455,680      24,127,921      20,807,565
                                              ------------    ------------    ------------

    Total liabilities &
     stockholders' equity                     $243,248,383    $238,910,224    $226,604,966
                                              ============    ============    ============

* Derived from audited financial statements.

                                THE COMMUNITY BANK

                             STATEMENTS OF OPERATIONS

                                                      Three Months Ended
                                                           March 31,
                                                   ------------------------
                                                      2003          2002
                                                   ----------    ----------
Interest Income
Interest and fees on loans                         $2,985,335    $2,997,015
Interest on investments                               663,670       794,876
                                                   ----------    ----------

    Total interest income                           3,649,005     3,791,891
                                                   ----------    ----------

Interest Expense
Deposits                                              927,579     1,195,158
Borrowed funds                                          4,576         2,778
Repurchase agreements                                  28,828        34,462
                                                   ----------    ----------

    Total interest expense                            960,983     1,232,398
                                                   ----------    ----------

Net interest income                                 2,688,022     2,559,493
Provision for loan losses                              68,202       251,011
                                                   ----------    ----------

    Net interest income after
      provision for loan losses                     2,619,820     2,308,482
                                                   ----------    ----------

Noninterest Income
Service charges and fees                              462,700       543,505
Other noninterest income                              112,256       202,185
                                                   ----------    ----------

Total noninterest income                              574,956       745,690
                                                   ----------    ----------

Noninterest Expenses
Salaries and employee benefits                        965,306       971,561
Occupancy expenses                                    139,646       102,501
Equipment and fixtures expense                        122,505       146,432
Other noninterest expense                             416,004       467,301
                                                   ----------    ----------

   Total noninterest expense                        1,643,461     1,687,795
                                                   ----------    ----------

Income Before Income Taxes                          1,551,315     1,366,377
Income Taxes                                          530,762       430,763
                                                   ----------    ----------

Net Income                                         $1,020,553    $  935,614
                                                   ==========    ==========

Net Income per share - Basic                       $     0.64    $     0.59

Net Income per share - Diluted                     $     0.64    $     0.59

Average Shares Outstanding - Basic                  1,596,475     1,581,339

Effect of dilutive securities - stock
  options                                               9,817        14,668

Average Shares Outstanding - Diluted                1,606,292     1,596,007

                               THE COMMUNITY BANK

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


THREE MONTHS ENDED: MARCH 31, 2003

                                                                                                      Accumulated
                                                                                                         Other          Total
                                                     Common Stock                       Undivided    Comprehensive  Stockholders'
                                                 Shares       Amount       Surplus       Profits         Income        Equity
                                               ---------    ----------   ----------    -----------   -------------  -------------
Beginning balance 01/01/2003                   1,592,523    $3,981,308   $8,877,495    $11,010,487      $258,631     $24,127,921
Proceeds from stock options exercised              5,340        13,350       85,379              0             0          98,729
Net income                                             0             0            0      1,020,553             0       1,020,553
Unrealized gains on securities, net of tax             0             0            0              0         7,352           7,352
Cash dividends declared ($.50 per share)               0             0            0      (798,875)             0       (798,875)
                                               ---------    ----------   ----------    -----------   -------------  -------------
Balance at March 31, 2003                      1,597,863    $3,994,658   $8,962,874    $11,232,165      $265,983     $24,455,680
                                               =========    ==========   ==========    ===========   =============  =============

THREE MONTHS ENDED: MARCH 31, 2002

                                                                                                      Accumulated
                                                                                                         Other          Total
                                                     Common Stock                       Undivided    Comprehensive  Stockholders'
                                                 Shares       Amount       Surplus       Profits         Income        Equity
                                               ---------    ----------   ----------    -----------   -------------  -------------
Beginning balance 01/01/2002                   1,567,192    $3,917,980   $8,781,973     $7,614,694      $246,453     $20,561,100
Proceeds from stock options exercised             21,592        53,980       33,627              0             0          87,607
Net income                                             0             0            0        935,614             0         935,614
Unrealized losses on securities, net of tax            0             0            0              0     (173,491)       (173,491)
Cash dividends paid ($.38 per share)                   0             0            0      (603,265)             0       (603,265)
                                               ---------    ----------   ----------    -----------   -------------  -------------
Balance at March 31, 2002                      1,588,784    $3,971,960   $8,815,600     $7,947,043       $72,962     $20,807,565
                                               =========    ==========   ==========    ===========   =============  =============


See accompanying notes to financial statements

                               THE COMMUNITY BANK

                            STATEMENTS OF CASH FLOWS

                                                             Three Months     Three Months
                                                            Ended March 31,  Ended March 31,
                                                                 2003             2002
                                                            ---------------  ---------------
Cash flows from operating activities:
     Net income                                              $  1,020,553     $   935,614
     Adjustments to reconcile net income
       to net cash provided by operating activities:
               Depreciation and amortization                      119,341         102,931
               Amortization/accretion of fees, premiums
                 and discounts on loans and investments            34,149         (63,898)
               Provision for loan losses                           68,202         251,011
               Deferred income tax benefit                        (20,000)        (40,001)
               Net gain  on sale of investment securities          (9,750)         (7,500)
               Net (gain) loss on sale of other assets              2,919            (750)
               Changes in assets and liabilities:
                    Interest receivable                          (100,065)       (288,300)
                    Other assets                                 (126,880)         53,969
                    Interest payable                              (28,273)        (97,428)
                    Other liabilities                             833,829         740,879
                                                            ---------------  ---------------
                         Net cash provided by operating
                           activities                           1,794,025       1,586,527
                                                            ---------------  ---------------

Cash flows from investing activities:
     Proceeds from maturities and repayments of
       securities                                              14,292,521       5,365,107
     Purchase of securities                                   (14,274,086)     (3,604,539)
     Loan originations, net of principal repayments            (2,304,673)     (7,274,134)
     Purchase of bank premises & equipment                         (8,353)       (205,076)
     Proceeds from sale of property and equipment                   3,100          27,524
                         Net cash used by investing
                           activities                          (2,291,491)     (5,691,118)
                                                            ---------------  ---------------

                                        THE COMMUNITY BANK

                                                             Three Months     Three Months
                                                            Ended March 31,  Ended March 31,
                                                                 2003             2002
                                                            ---------------  ---------------

Cash flows from financing activities:
     Net increase in deposit accounts                         $ 2,460,545     $ 4,225,528
     Proceeds from issuance of common stock                        98,729          87,607
     Dividends paid                                              (798,875)       (603,265)
     Net increase (decrease) in borrowings                        744,299        (196,235)
                                                            ---------------  ---------------
               Net cash provided by financing
                 activities                                     2,504,698       3,513,635
                                                            ---------------  ---------------
               Net increase (decrease) in cash
                 and cash equivalents                           2,007,232        (590,956)
Cash and cash equivalents at beginning of period                6,792,398       9,794,943
                                                            ---------------  ---------------

Cash and cash equivalents at end of period                    $ 8,799,630     $ 9,203,987
                                                            ===============  ===============

Supplemental disclosure of cash flow information:
     Cash paid for:
          Interest                                            $   989,256     $ 1,329,826
                                                            ===============  ===============

          Income taxes                                        $      --       $   (12,884)
                                                            ===============  ===============

   Non-cash investing activities:
         Properties acquired through foreclosure              $      --       $    28,800
                                                            ===============  ===============
         Unrealized gains (losses) on securities, net
           of tax                                             $     7,352     $  (173,491)
                                                            ===============  ===============

NOTES TO FINANCIAL STATEMENTS


(1) BASIS OF PRESENTATION

These financial statements for The Community Bank include all adjustments that management feels necessary for a fair presentation of the results for the periods presented in conformity with accounting principles generally accepted in the United States of America. The results of operations for the three-month period ended March 31, 2003 are not necessarily of the results to be expected for the full year. The statements should be read in conjunction with the notes to Financial Statements included in the Bank's Annual Report for the fiscal year ended December 31, 2002, mailed to stockholders on February 24, 2003 and filed with the FDIC on Form 10-K.


(2) COMPREHENSIVE INCOME

Accounting principals generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of comprehensive income and related tax effects are as follows:

                                                       Three months ended
                                                 -------------------------------
                                                 March 31, 2003   March 31, 2002
                                                 --------------   --------------

Net Income                                         $1,020,553         935,614
                                                 --------------   --------------

Other comprehensive income:
   Investment Securities:
       Net unrealized holding gains (losses) on
          available for sale securities                 5,112        (254,013)

       Tax effect                                       2,240          80,522
                                                 --------------   --------------

       Total other comprehensive income                 7,352        (173,491)
                                                 --------------   --------------

Comprehensive Income                               $1,027,905         762,123
                                                 ==============   ==============

(3) STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

                                                            2003         2002
--------------------------------------------------------------------------------

Net Income:
       As reported                                       $1,020,553   $ 935,614
         Deduct:  Total stock-based employee
                  compensation expense determined under
                  fair value method for all awards,
                  net of related tax effects                 (2,102)     (2,102)
                                                         ----------   ---------
       Pro forma                                         $1,018,451   $ 933,512
                                                         ==========   =========

Basic net income per share:
       As reported                                       $     0.64   $    0.59
       Pro forma                                         $     0.64   $    0.59

Diluted net income per share:
       As reported                                       $     0.64   $    0.59
       Pro forma                                         $     0.63   $    0.58


(4) COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded lines of credit, and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The Bank's risk of loss in the event of nonperformance by the other party to the commitment to extend credit, line of credit and standby letter of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent cash requirements.

As of March 31, 2003 and 2002 outstanding financial instruments whose contract amounts represent potential credit risk were as follows:

                                               March 31, 2003     March 31, 2002
                                               --------------     --------------
Unfunded loans and lines of credit               $19,689,262        $22,609,560
Standby letters of credit                            848,955            486,900
                                               --------------     --------------
                                                 $20,538,217        $23,096,460
                                               ==============     ==============

The Bank's lending is concentrated primarily in Surry County, North Carolina and the surrounding communities in which it operates. Credit has been extended to certain Bank customers through multiple lending transactions.

(5) AVERAGE BALANCES

The following table sets forth the percentage relationships of significant components of the Bank's balance sheets as of the dates indicated:

                                                                              Three Months Ended
                                                   --------------------------------------------------------------------------
                                                              March 31, 2003                          March 31, 2002
                                                   --------------------------------------------------------------------------
Average Assets:                                        Amount      Percent   Percent          Amount       Percent    Percent
                                                       ------      -------   -------          ------       -------    -------
Net loans                                          $ 154,309,708    64.71%    69.88%      $ 142,694,389     63.50%     68.88%
Investment Securities                                 64,616,340    27.10%    29.52%         62,634,735     27.87%     30.23%
Federal funds & interest-earning deposits              1,763,840     0.74%     0.60%          1,836,300      0.82%      0.89%
                                                   -------------   -------   -------      -------------    -------    -------

Total average earning assets                         220,689,888    92.54%   100.00%        207,165,424     92.20%    100.00%
                                                   -------------   -------   =======      -------------    -------    =======

Average NonInterest Earning Assets:

Cash and due from banks                                7,691,742     3.23%                    7,794,074      3.47%
Premises and equipment, net                            6,381,701     2.68%                    6,367,158      2.83%
Other assets                                           3,706,219     1.55%                    3,376,593      1.50%
                                                   -------------   -------                -------------    -------

Total average noninterest earning assets              17,779,662     7.46%                   17,537,825      7.80%
                                                   -------------   -------                -------------    -------

Total average assets                               $ 238,469,550   100.00%                $ 224,703,249    100.00%
                                                   =============   =======                =============    =======

Average Deposits & Interest-bearing Liabilities:

Demand                                             $  28,242,712     0.00%    14.01%      $  28,556,692      0.00%     14.69%
NOW                                                   31,092,351    16.96%    15.43%         29,288,010     16.93%     15.07%
Money market                                           6,879,840     3.75%     3.41%          6,421,202      3.71%      3.30%
Savings                                               13,131,759     7.16%     6.52%         11,291,428      6.53%      5.81%
Large denomination CDs                                39,605,272    21.60%    19.65%         39,208,764     22.67%     20.17%
Small denomination CDs                                82,594,833    45.04%    40.98%         79,639,402     46.03%     40.96%
                                                   -------------   -------   -------      -------------    -------    -------

Total average deposits                               201,546,767    94.51%   100.00%        194,405,498     95.87%    100.00%
                                                                             =======                                  =======

Repurchase agreements                                  7,239,146     3.95%                    6,601,492      3.82%
Borrowed funds                                         2,819,667     1.54%                      535,445      0.31%
                                                   -------------   -------                -------------    -------

Total average interest-bearing liabilities         $ 183,362,868   100.00%                $ 172,985,743    100.00%
                                                   =============   =======                =============    =======

(6) NONINTEREST INCOME AND NONINTEREST EXPENSE

The major components of noninterest income are as follows:

                                                   Three months ended
                                          -------------------------------------
                                          March 31, 2003         March 31, 2002
                                          --------------         --------------

Service charges on deposit accounts           $125,588               $135,208
Other service charges and fees                 337,112                408,297
Mortgage fees                                   44,788                 58,628
Insurance and debt cancellation income          18,483                101,553
Gain on sale of securities                       9,750                  7,500
Other income                                    39,235                 34,504
                                          --------------         --------------

Total noninterest income                      $574,956               $745,690
                                          ==============         ==============


The major components of other noninterest expense are as follows:

                                                   Three months ended
                                          -------------------------------------
                                          March 31, 2003         March 31, 2002
                                          --------------         --------------
Salaries & employee benefits                $  965,306             $  971,561
Occupancy                                      139,646                102,501
Furniture & equipment                          122,505                146,432
Printing & supplies                             70,386                 57,471
FDIC deposit insurance                           7,892                  8,165
CPA & legal fees                                14,872                 13,475
Noncredit losses                                 6,826                  3,166
Telephone                                       40,670                 44,568
Postage                                         30,247                 46,545
Advertising                                      4,235                  8,846
Visa Check & ATM expense                        27,722                 24,560
Courier fees                                    23,652                 25,816
Education & seminars                             3,360                (1,654)
Travel expense                                   1,742                  7,984
Director fees                                   11,850                 13,175
Contributions                                    8,141                 10,290
Outside services                                58,040                 56,893
Software maintenance                            29,000                 28,178
Other Operating expense                         77,369                119,823
                                          --------------         --------------

Total other expenses                        $1,643,461             $1,687,795
                                          ==============         ==============

(7) NONPERFORMING ASSETS

The table sets forth, for the dates indicated, information with respect to nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets.

                                                      March 31,     December 31,
                                                        2003           2002
                                                     ----------     ------------

Nonaccrual loans                                     $        0      $        0
Restructured loans                                            0               0

Real estate owned                                       198,143         198,143
                                                     ----------     -----------
      Total nonperforming assets                     $  198,143         198,143
                                                     ==========     ===========

Accruing loans past due 90 days or more              $  158,840      $  151,083
Allowance for loan losses                            $4,945,042      $4,890,516
Nonperforming loans to period end net loans                0.13%           0.13%
Allowance for loan losses to period end loans              3.16%           3.17%
Nonperforming assets to total assets                       0.08%           0.08%

ITEM 2. MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

                             Selected Financial Data
--------------------------------------------------------------------------------

                                                    Three Months Ended
                                           -------------------------------------
                                           March 31, 2003         March 31, 2002
                                           --------------         --------------

Interest income                             $  3,649,005           $  3,791,891
Interest expense                                 960,983              1,232,398
Net interest income                            2,688,022              2,559,493
Net income                                     1,020,553                935,614
Net income per share - basic and diluted    $       0.64           $       0.59


SELECTED RATIOS:
Yield on interest earning assets                    6.71%                  7.42%
Interest rate spread                                4.58%                  4.53%
Net interest margin                                 4.94%                  5.01%
Return on average asset                             1.74%                  1.69%
Return on average equity                           17.09%                 18.27%
Average equity to average assets                   10.15%                  9.24%
Average loans to average deposits                  76.56%                 73.40%

SELECTED AVERAGES:

Average Assets                              $238,469,550           $224,703,249
Average stockholders' equity                  24,215,726             20,769,007
Average interest-earning assets              220,689,888            207,165,424
Average interest-bearing liabilities        $183,362,868           $172,985,743


AT END OF PERIOD:

                                           March 31, 2003      December 31, 2002
                                           --------------      -----------------
Net loans                                   $156,695,463           $154,467,131
Investments                                   67,237,838             67,267,421
Total assets                                 243,248,383            238,910,224
Deposits                                     203,421,774            200,961,229
Stockholders' equity                        $ 24,455,680           $ 24,127,921
Outstanding shares                             1,597,863              1,592,523

FINANCIAL CONDITION AT MARCH 31, 2003 AND DECEMBER 31, 2002

During the three months ended March 31, 2003, total assets increased by $4.3 million, or 1.82%, to $243.2 million. Deposits increased $2.5 million, or 1.22%. Borrowings and repurchase agreements rose $744 thousand to a total of $12.5 million at period end. A substantial portion of growth in funding has been deployed to satisfy loan demand. At March 31, 2003, loans totaled $161.6 million, an increase of $2.3 million, or 1.43%, during the three months.

Total liquid assets, defined as cash and due from banks, interest-earning bank deposits and investment securities, increased by $2.0 million during the three months, to $76.0 million at March 31, 2003 versus $74.0 million at the beginning of the period. The composition of liquid assets is structured to take advantage of the more favorable interest rates that are being paid on investment securities as compared to overnight investments.

Customer deposits continue to be the primary funding source for the Bank. At March 31, 2003, deposits totaled $203.4 million, up from $201.0 million at year-end 2002. Repurchase agreements increased by $549 thousand and short-term borrowings increased $195 thousand. As our branch network continues to grow and mature, the volume of core deposits will continue to provide a large portion of our funding mix. Core deposits increased $1.9 million for the three-month period and represented 80.64% of total deposits at period end.

The capital position remains strong, with all of the regulatory capital ratios at levels that are "well capitalized" under federal bank regulatory capital guidelines. At March 31, 2003, stockholders' equity totaled $24.5 million, and this represented an increase of $328 thousand from the December 31, 2002 balance. Increases included net income the period of $1.0 million, proceeds from the issuance of common stock in the amount of $99 thousand, and net unrealized gains on investment securities available for sale of $7 thousand, net of tax. Capital was reduced during the period by $799 thousand of dividends paid.


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH, 31, 2003 AND 2002

Net Income. Net income for the three months ended March 31, 2003 was $1.0 million, an increase of $85 thousand from the same three-month period in 2002. Net income per share was $0.64 basic and $0.64 diluted for the three months ended March 31, 2003, as compared with $0.59 basic and $0.59 diluted for the same period in 2002. Growth of the balance sheet was slow during the period, with total assets averaging $238.5 million during the current three-month period as compared to $224.7 million in the prior period, an increase of 6.13%. In an environment of stable interest rates, net interest margin decreased to 4.94%, down 7 basis points from 5.01% for the first three months of 2002. Net interest income grew 5.02%, compared with the same period in 2002. Net income benefited from a decrease in the loan loss provision in the amount of $183 thousand and a decrease in noninterest expenses of $44 thousand which were offset by a decrease in noninterest income of $171 thousand. Expense growth included increased equipment depreciation resulting from the shortening of the average life of certain computer equipment during the period, increased occupancy cost for repairs to property during the period and increased general expenses associated with the growth in transactions processed which were partially offset by the elimination of $26 thousand of deposit premium amortization which was fully expensed in October 2002. Net income for the first three months of 2003 reflected a 1.74% return on average assets compared to 1.69% in 2002 and the Bank's return on average equity was 17.09% in 2003 compared to 18.27% in 2002.

Net interest Income. During the three months ended March 31, 2003, net interest income increased by $129 thousand to $2.7 million. Total interest income benefited from growth in the level of average earning assets, which offset lower asset yields caused by continued low interest rates. The rates earned on a significant portion of the loan portfolio declined as customers continue to press for lower rates on existing credit through refinancing or negotiating a reduction of the rate on their loan. Conversely, most of the interest-bearing liabilities, including certificates of deposit, have rates fixed until maturity. As a result, interest rate reductions will generally result in an immediate drop in our interest income on loans, with a more delayed impact on interest expense. Average interest-earning assets increased $13.5 million, or 6.53%, during the three months ended March 31, 2003 as compared to the same period in 2002. The average yield on interest-earning assets decreased by 72 basis points from 7.42% to 6.71%. The average interest-bearing liabilities increased by $10.4 million, or 6.00%. The average cost of total interest-bearing liabilities decreased by 76 basis points from 2.89% to 2.13%. For the three months ended March 31, 2003 the net interest spread was 4.58%. For the three months ended March 31, 2002, the net interest spread was 4.53%.

Provision for Loan Losses. The provision for loan losses for the three months ended March 31, 2003 was $68 thousand, representing a decrease of $183 thousand from the $251 thousand provision made for the three months ended March 31, 2002. Management has continued to increase the level of allowance for loan losses in response to growth in the loan portfolio and continued trouble in the economy, which has resulted in plant closings and lay offs in the Bank's local market area. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. Net loan charge-offs totaled $14 thousand during the three months ended March 31, 2003, down from $34 thousand during the three months ended March 31, 2002. On an annualized basis, the percentage of net loan charge-offs to average loans outstanding was 0.01% and 0.03% for the three months ended March 31, 2003 and 2002 respectively. At March 31, 2003, there were no nonaccrual loans, while the allowance for loan losses stood at $4.9 million, or 3.06% of gross loans. Management believes that the allowance is adequate to absorb probable losses inherent in the loan portfolio.


Noninterest income. For the three months ended March 31, 2003, noninterest income decreased by $171 thousand, or 22.90% to $575 thousand from $746 thousand for the same period the prior year. There was a decrease in service charges on deposits of $78 thousand primarily due to the $71 thousand decrease in NSF charges associated with the leveling off in the use of the Bounce Protection product which was introduced in December 2001. The increase in NSF charges are expected increase at levels similar to growth in demand deposits in future periods. The first quarter of 2002 included income of $95 thousand resulting from an adjustment in deferred insurance income during the period. Mortgage referral income decreased $14 thousand for the three months of 2003 compared to the same period in 2002. There were gains on the sale of securities of $10 thousand during the three-month period of 2003 compared to $8 thousand during the same period of 2002.


Noninterest Expense. Noninterest expenses are maintained at levels that management believes are appropriate given the nature of the Bank's operations and the investments in personnel and facilities that are necessary to generate growth. The ratio of noninterest expenses to average total assets was 0.69% for the three-month period ended March 31, 2003 compared to 0.75% in 2002. For the three months ended March 31, 2003, noninterest expense decreased $44 thousand, or 2.63%. Salaries and employee benefit expense decreased $7 thousand, or 0.64%. There was increased salary expense of $22 thousand, increased costs associated with employee insurance and other benefits of $7 thousand and a decrease in the accrual for employee bonuses of $34 thousand, which offset the increases. Occupancy and equipment expense increased $13 thousand, or 5.31%. Other expenses decreased $51 thousand, or 11.00%.


Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 34.21% and 31.53%, respectively, for the three months ended March 31, 2003 and 2002. The increase resulted from a lower level of tax exempt interest income during the current period.

LIQUIDITY AND CAPITAL RESOURCES


Market and public confidence in our financial strength and in the strength of financial institutions in general will largely determine the Bank's access to appropriate levels of liquidity. This confidence is significantly dependent on the Bank's ability to maintain sound asset quality and appropriate levels of capital resources.

Liquidity is defined as our ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures our liquidity position by giving consideration to sources of, and demands for, funds on a daily and weekly basis.

Sources of liquidity include cash and cash equivalents, investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under repurchase agreements, investments available for sale, loan repayments, loan sales, deposits, and borrowings from the Federal Home Loan Bank and from correspondent banks under overnight federal funds credit lines. In addition to interest rate-sensitive deposits, the Bank's primary demand for liquidity is anticipated funding under credit commitments to customers.

The Bank's liquidity ratio on March 31, 2003 was 29.65% compared to 29.13% on December 31, 2002. The Bank has available lines of credit in the amounts of $12.5 million from various correspondent banks to purchase federal funds on a short-term basis. The Bank also has the ability to borrow up to $26.8 million from the Federal Home Loan Bank of Atlanta, with $4.7 million outstanding at March 31, 2003 and the ability to borrow up to $8.0 million from the Federal Reserve Bank of Richmond, with no outstanding balances on March 31, 2003. At March 31, 2003, the Bank had outstanding commitments to extend credit of $20.5 million. Management believes that our combined aggregate liquidity position is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

The Bank had $26.3 million total risk based capital, which represents 15.96% of risk adjusted assets on March 31, 2003. The total capital to adjusted total average assets was 10.14% and the tier 1 leverage ratio was 14.69%. The Bank is "well capitalized" by the regulatory standards.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

The Bank's primary market risk is interest rate risk. Interest rate risk is the result of differing maturities or repricing intervals of interest earning assets and interest bearing liabilities and the fact that rates on these financial instruments do not change uniformly. These conditions may impact the earnings generated by the Bank's interest earning assets or the cost of its interest bearing liabilities, thus directly impacting the Bank's overall earnings. The Bank's management actively monitors and manages interest rate risk. One way this is accomplished is through the development of and adherence to the Bank's asset and liability policy. This policy sets forth management's strategy for matching the risk characteristics of the Bank's interest earning assets and liabilities so as to mitigate the effect of changes in the rate environment. The Bank does not maintain a trading account nor is the Bank subject to currency exchange risk or commodity price risk.

Management does not believe there has been any significant change in the overall analysis of financial instruments considered market risk sensitive, as measured by the factors of contractual maturities, average interest rates and estimated fair values, since December 31, 2002.

One way to measure the Bank's potential exposure to interest rate risk is to estimate the effect of a change in rates on the Bank's Economic Value of Equity ("EVE"). The following table sets forth information relating to the Bank's EVE and the estimated changes under various interest rate change scenarios as of December 31, 2002 (in thousands).

                                 Economic Value      Estimated        Estimated
Change in Interest Rates            of Equity         $ Change         % Change
--------------------------------------------------------------------------------

400 basis point rise                  20,282          (7,110)            -26%
300 basis point rise                  21,968          (5,424)            -20%
200 basis point rise                  25,151          (2,241)             -8%
100 basis point rise                  26,253          (1,139)             -4%
Base Scenario                         27,392               0               0%
100 basis point decline               28,513           1,121               4%
200 basis point decline               29,273           1,881               7%
300 basis point decline               29,668           2,276               8%
400 basis point decline               30,390           2,998              11%


Computation of perspective effects of hypothetical interest rate changes, such as the above computations, are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, bond maturities and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions management could undertake in response to sudden changes in interest rates.



ITEM 4. CONTROLS AND PROCEDURES

Within the 90 days prior to the date of this report, the Bank carried out an evaluation under the supervision and with the participation of the Bank's management, including the Bank's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bank's disclosure controls and procedures pursuant to Securities Exchange Act Rule 13a-14. Base upon the evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Bank's disclosure controls and procedures are effective in timely alerting them to material information relating to the Bank required to be included in the Bank's periodic FDIC filings. There were no significant changes in the Bank's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

PART II OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

The Bank is defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the operations, liquidity or financial position of the Bank.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

There were no material modifications to any class of registered securities


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

There was no default with respect to any indebtedness of the Bank.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

The Annual Meeting of the Shareholders was held on March 27, 2003. Of 1,597,750 shares entitled to vote at the meeting, 1,247,127 shares voted. The following matters were voted on at the meeting:

PROPOSAL 1:   To elect members of the Board of Directors listed below for three-year terms or until a successor has been elected and qualified (Annual Meeting of Shareholders in 2006). Votes for each nominee were as follows:

                        Name                      For             Withheld
                 ------------------            ---------          --------
                 Charles R. Bokesch            1,222,944           24,183
                 H. Lee Merritt, Jr.           1,230,069           17,058


              The following directors continue in office after the meeting:
              Merle B. Andrews, Zack W. Blackmon, Sr., Edward T. Brown, Johnny G. Bruner, James O. Frye, and Jack L. Palmer.

PROPOSAL 2:   Authorization of two additional directorships which may be filled at the discretion of the Board of Directors.

                        For                      Against          Abstain
                     ---------                   -------          -------

                     1,193,165                    45,601            8,361


ITEM 5.  OTHER INFORMATION

None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) 3.  (1)       Articles of Incorporation of The Community Bank dated
                  March 9, 1987 was filed as Exhibit 3(1) to the Bank's Annual
                  Report on Form 10K December 31, 2002, and is incorporated herein by reference.
        (1.a)     Articles of Amendment of The Community Bank dated June 29,
                  1990 was filed as Exhibit 3(1.a) to the Bank's Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
        (1.b)     Articles of Amendment of The Community Bank dated August 18,
                  1989 was filed as Exhibit 3(1.b) to the Bank's Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
        (2)       Bylaws of The Community Bank was filed as Exhibit 3(2) to the
                  Bank's Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
    4.            The Community Bank Common Stock Certificate was filed as
                  Exhibit 4 to the Bank's Annual Report on Form 10K December 31,
                  2002, and is incorporated herein by reference.
    10. (1)       Copy of The Community Bank Stock Option Plan for Key
                  Employees was filed as Exhibit 10(1) to the Bank's Annual
                  Report on Form 10K December 31, 2002, and is incorporated herein by reference.
        (2)       Copy of The Community Bank Stock Option Plan for Directors was
                  filed as Exhibit 10(2) to the Bank's Annual Report on Form 10K
                  December 31, 2002, and is incorporated herein by reference.
        (3)       Copy of the Employment Agreement dated November 1, 1991 for
                  James O. Frye was filed as Exhibit 10(3) to the Bank's Annual
                  Report on Form 10K December 31, 2002, and is incorporated herein by reference.
        (4)       Copy of the Senior Management Supplemental Executive
                  Retirement Plan was filed as Exhibit 10(4) to the Bank's
                  Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
        (5)       Copy of the Deferred Compensation Agreement was filed as
                  Exhibit 10(5) to the Bank's Annual Report on Form 10K
                  December 31, 2002, and is incorporated herein by reference.
    11.           Statement re: Computation of Per Share Earnings - Reference is
                  made to the Bank's Consolidated Statements of Operations attached hereto as Part 1 Item 1, which are incorporated herein by reference

(a) 99  (1)       Certification of Chief Executive Officer pursuant to
                  Section 906 of the Sarbanes-Oxley Act
        (2)       Certification of Chief Financial Officer pursuant to
                  Section 906 of the Sarbanes-Oxley Act


(b) Reports on Form 8-K - No reports on Form 8-K were filed during the quarter ended March 31, 2003.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            THE COMMUNITY BANK

Date: May 7, 2003           By: /s/
                                ------------------------------------------------
                            James O. Frye
                            Chairman, President and Chief Executive Officer


Date: May 7, 2003           By: /s/
                                ------------------------------------------------
                            Merle B. Andrews
                            Executive Vice President and Chief Financial Officer

EXHIBIT 99(1)

                               THE COMMUNITY BANK

  CERTIFICATION OF PERIODIC FINANCIAL REPORT PURSUANT TO 18 U.S.C. SECTION 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned James O. Frye, President, Chief Executive Officer and Chairman of the Board of Directors of The Community Bank, certifies that the Quarterly Report of Form 10-Q for the quarter ended March 31, 2003 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date:  May 7, 2003           By: /s/
                                 -----------------------------------------------
                                 James O. Frye
                                 Chairman, President and Chief Executive Officer

EXHIBIT 99(2)

                               THE COMMUNITY BANK

  CERTIFICATION OF PERIODIC FINANCIAL REPORT PURSUANT TO 18 U.S.C. SECTION 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned Merle B. Andrew, Executive Vice President and Chief Financial Officer of The Community Bank, certifies that the Quarterly Report of Form 10-Q for the quarter ended March 31, 2003 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date:  May 7, 2003      By: /s/
                            ----------------------------------------------------
                            Merle B. Andrews
                            Executive Vice President and Chief Financial Officer

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

                            SECTION 302 CERTIFICATION

I, James O. Frye, certify that:

(1) I have reviewed this quarterly report on Form 10-Q of The Community Bank, a North Carolina bank;

(2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

(3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

(4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

         (a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

         (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

         (c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officer and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 7, 2003            By: /s/
                                 -----------------------------------------------
                                 James O. Frye
                                 Chairman, President and Chief Executive Officer

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

                            SECTION 302 CERTIFICATION

I, Merle B. Andrews, certify that:

(1) I have reviewed this quarterly report on Form 10-K of The Community Bank, a North Carolina bank;

(2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

(3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

(4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

         (a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

         (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

         (c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officer and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 7, 2003       By: /s/
                            ----------------------------------------------------
                            Merle B. Andrews
                            Executive Vice President and Chief Financial Officer